Exhibit 5.1

Hogan & Hartson LLP 875 Third Avenue New York, NY 10022 +1.212.918.3000 Tel +1.212.918.3100 Fax www.hhlaw.com

July 25, 2006

Board of Directors

SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, Missouri, 63017

Ladies and Gentlemen:

We are acting as counsel to SAVVIS, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of up to $300,000,000 of shares of the Company’s common stock, par value $0.01 per share, all of which shares may be sold by the Company (in which case, the “Company Shares”) or by certain stockholders of the Company (in which case, the “Resale Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company (the “Charter”), as amended, as certified by the Secretary of State of the State of Delaware on July 25, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Resolutions of the Board of Directors of the Company adopted at meetings held on June 27, 2002, February 4, 2004, May 10, 2006 and July 25, 2006 (the “Resolutions”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance of the Company Shares and the Resale Shares and arrangements in connection therewith.

5.	A certificate of the Secretary of the Company, dated as of the date hereof.

Board of Directors

SAVVIS, Inc.

July 25, 2006

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the number, offer, issuance, and sale of any Company Shares to be offered from time to time will have been duly authorized, and the terms of the offer, issuance and sale duly established, by proper action of the board of directors of the Company or a duly authorized committee of such board of directors (each, a “Board Action”) in accordance with the Resolutions, Charter, Bylaws and applicable Delaware law in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company; (ii) at the time of offer, issuance and sale of any Company Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect; (iii) the Company Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and (iv) the Company will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, (a) upon (i) Board Action authorizing the number, offer, issuance and sale of the Company Shares, (ii) the effectiveness of the Registration Statement and (iii) receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors of the Company, the Company Shares will be validly issued, fully paid and nonassessable, and (b) the Resale Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP